Exhibit 99.1

FOR IMMEDIATE RELEASE

Brookdale Announces Third Quarter 2016 Results
Board Authorizes $100 Million Share Repurchase Program
and
Appoints Dan Decker as Executive Chairman

Nashville, Tenn. November 1, 2016 – Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") today reported financial and operating results for the third quarter of 2016.

•
Weighted average same-community senior housing occupancy increased 40 basis points from the second quarter of 2016, and senior housing same community average monthly revenue per occupied unit increased 3.2% from the third quarter of 2015.

•	Net cash provided by operating activities was $99.4 million for the third quarter of 2016, an increase of 8.8% from the third quarter of 2015.
•
The Company's CFFO(1)  was $85.2 million in the third quarter of 2016, an increase of 67.8% from the Company's CFFO of $50.8 million in the prior year period.  The Company's proportionate share of CFFO of unconsolidated ventures(1)  was $13.8 million for the third quarter of 2016, an increase of 5.7% compared to $13.1 million for the prior year period.

•
The Company's CFFO less Non-Development CapEx(1) for the third quarter of 2016 increased $60.0 million on a year-over-year basis and was $46.5 million for the third quarter of 2016 versus a negative $13.5 million for the third quarter of 2015.

•
Continuing its portfolio optimization initiative, the Company completed the sale of 32 owned communities since the beginning of the third quarter of 2016, and announced today its entry into agreements to terminate triple-net leases with respect to 97 communities, 68 of which are expected to be contributed into existing or newly formed unconsolidated ventures and managed by the Company.

•	The Company announces that its Board has authorized a $100 million share repurchase program and has appointed Dan Decker as Executive Chairman.
•	The Company revises its 2016 full-year guidance.

(1) Cash From Facility Operations ("CFFO") and CFFO less Non-Development CapEx are financial measures not calculated in accordance with GAAP.  The Company has changed its definition and calculation of CFFO from prior periods, which no longer will include the Company's proportionate share of CFFO of unconsolidated ventures.  Prior period amounts of the Company's CFFO, Adjusted CFFO and CFFO less Non-Development CapEx have been recast to reflect the Company's CFFO, Adjusted CFFO and CFFO less Non-Development CapEx separate from, and exclusive of, the Company's proportionate share of CFFO of unconsolidated ventures.  See "Reconciliation of Non-GAAP Financial Measures" below for more information regarding this change and other important information regarding the use of the Company's non-GAAP financial measures.

Andy Smith, Brookdale's President and CEO, said, "We are pleased with the improvement in our cash flows during the third quarter. We also made significant progress since the end of the prior quarter in our efforts to optimize our portfolio in order to simplify and streamline our business, to increase the quality and durability of our cash flow, to reduce our debt and lease leverage and to improve our liquidity.  We continue to grow the cash flow of the Company – bolstered by a planned reduction in capital expenditures, reduction of overhead and same community operating income growth of 1.8%.

"We continue to make progress with our portfolio optimization efforts and expect to continue to be aggressive at looking for opportunities to dispose of assets or work with our REIT partners to exit or restructure unfavorable leases.  Given the increased liquidity provided by our dispositions, we have paid down significant debt, and the Board has authorized a $100 million share repurchase program.

"We grew average occupancy by 40 basis points sequentially.  However, during the quarter we saw an unprecedented number of new competitive openings in our mid-sized markets that caused us to fall short of our revenue expectations.  We are focused on regaining market share and improved profitability through providing consistent quality service, positioning our products properly and improving sales execution."
Financial Results
Total revenue for the third quarter of 2016 was $1.25 billion compared to $1.24 billion for the prior-year period.  During the fifteen months ended September 30, 2016, the Company disposed of a total of 57 communities, either through sales or lease terminations.  The revenue impact from disposing these communities was $16.4 million in the third quarter of 2016.

Resident fees were $1.0 billion for the third quarter of 2016, an increase of 0.3% over the third quarter of 2015.  Average monthly revenue per occupied unit for the consolidated senior housing portfolio was $4,465 in the third quarter of 2016, an increase of 3.8% compared with the third quarter of 2015.  Weighted average occupancy for all consolidated communities during the third quarter of 2016 was 86.2%, compared to 86.7% during the third quarter of 2015.
Facility operating expenses for the third quarter of 2016 were $704.2 million, an increase of 0.6% from the third quarter of 2015.  Consolidated operating margin was 33.5% for the third quarter of 2016 versus 33.7% for the third quarter of 2015.  The expense impact from disposing of the 57 communities was $13.8 million in the third quarter of 2016.
Net loss for the third quarter of 2016 was $51.7 million, versus net loss of $68.3 million for the third quarter of 2015.

Net cash provided by operating activities for the third quarter of 2016 was $99.4 million, an increase of $8.1 million, or 8.8%, compared with the third quarter of 2015.

Weighted average shares outstanding were 185.9 million for the third quarter of 2016 compared to weighted average shares outstanding of 184.6 million for the prior year quarter.

Non-GAAP Financial Measures
Adjusted EBITDA, CFFO, Adjusted CFFO, and CFFO less Non-Development CapEx are financial measures that are not calculated in accordance with GAAP.  The Company strongly urges you to review the information under "Reconciliation of Non-GAAP Financial Measures" below for the Company's definitions of each of these non-GAAP financial measures, a detailed description of why the Company believes such measures are useful, the limitations of each measure, and a reconciliation of Adjusted EBITDA from the Company's net income (loss), a reconciliation of the Company's CFFO, Adjusted CFFO, and CFFO less Non-Development CapEx from the Company's net cash provided by (used in) operating activities, and a reconciliation of the Company's proportionate share of CFFO of unconsolidated ventures from such ventures' net cash provided by (used in) operating activities.

The Company changed its definition and calculation of Adjusted EBITDA when it reported results for the second quarter of 2016.  Prior period amounts of Adjusted EBITDA presented herein have been recast to conform to the new definition.  See "Reconciliation of Non-GAAP Financial Measures" below for a description of such changes to the definition of Adjusted EBITDA.

Following receipt of additional guidance from the SEC regarding the Company's presentation of non-GAAP financial measures, the Company has changed its definition and calculation of CFFO from prior periods.  The Company's definition and calculation of CFFO no longer will include the Company's proportionate share of CFFO of unconsolidated ventures.  To conform to this new definition, prior period amounts of the CFFO, Adjusted CFFO and CFFO less Non-Development CapEx have been recast to reflect the Company's CFFO, Adjusted CFFO and CFFO less Non-Development CapEx separate from, and exclusive of, the Company's proportionate share of CFFO of unconsolidated ventures.

Adjusted EBITDA was $202.3 million in the third quarter of 2016, compared to $173.5 million for the third quarter of 2015.  Adjusted EBITDA was $209.4 million in the third quarter of 2016 compared to $209.3 million in the third quarter of 2015, excluding integration, transaction, transaction-related and strategic project costs of $7.1 million and $35.8 million, respectively.

The Company's CFFO was $85.2 million in the third quarter of 2016, an increase of 67.8% from the Company's CFFO of $50.8 million in the prior year period.  The Company's proportionate share of CFFO of unconsolidated ventures was $13.8 million for the third quarter of 2016, an increase of 5.7% compared to $13.1 million for the prior year period.

The Company's Adjusted CFFO was $94.0 million for the third quarter of 2016, a decrease of $0.7 million or 0.8%, compared with the third quarter of 2015.  The Company's Adjusted CFFO for these periods represents the Company's CFFO excluding $8.8 million and $42.5 million for the third quarter of 2016 and 2015, respectively, of integration, transaction, transaction-related and strategic project costs.

The Company's CFFO less Non-Development CapEx for the third quarter of 2016 increased $60.0 million on a year-over-year basis and was $46.5 million for the third quarter of 2016 versus a negative $13.5 million for the third quarter of 2015.
Operating Activities
The Company reports information on five segments.  Three segments (Retirement Centers, Assisted Living and CCRCs – Rental) constitute the Company's consolidated senior housing portfolio.  The Ancillary Services segment includes the Company's outpatient therapy, home health and hospice services.  The Management Services segment includes the services provided to unconsolidated communities that are operated under management agreements.
Senior Housing
Revenue for the consolidated senior housing portfolio was $925.6 million for the third quarter of 2016, an increase of 0.3% from the third quarter of 2015.  During the fifteen months ended September 30, 2016, the Company disposed of a total of 57 communities, either through sales or lease terminations. The revenue impact from disposing of these communities was $16.4 million in the third quarter of 2016.

Same community revenue for the consolidated senior housing portfolio for the three months ended September 30, 2016 increased 2.0% over the corresponding period in 2015.  Same community average monthly revenue per occupied unit for senior housing increased 3.2% in the third quarter of 2016 from the third quarter of 2015.

Facility operating expenses were $601.6 million for the third quarter of 2016, an increase of 0.4% from the third quarter of 2015.  Consolidated same community operating expenses for the third quarter of 2016 increased by 2.1% over the third quarter of 2015. Operating expenses increased over the prior year period primarily due to increases in salaries and wages from wage rate increases – partially offset by the impact of disposition and lease termination activity since the beginning of the prior year period – and a decrease in insurance expense. Insurance expenses decreased by $13.9 million on a year over year basis due to changes in estimates related to general liability and professional liability and workers compensation expense, most of which related to the same community portfolio.

Operating income for the senior housing portfolio increased by 0.3% from the third quarter of 2015, to $324.0 million for the third quarter of 2016.  Same community operating income for the senior housing portfolio for the third quarter of 2016 increased by 1.8% from the third quarter of 2015, to $314.4 million.
Brookdale Ancillary Services
Revenue for the Company's ancillary services segment decreased $0.4 million, or 0.4%, to $117.3 million for the third quarter of 2016 versus the prior year third quarter.  The revenue decrease was primarily due to lower therapy service volume, partially offset by higher home health census.  Ancillary services operating expenses for the third quarter of 2016 increased $2.4 million, or 2.4%, over the third quarter of 2015, in connection with higher home health census and increased salaries and wage expense.  As a result, ancillary services operating income for the third quarter of 2016 was $14.6 million, a decrease of 16.1% versus the third quarter of 2015, with operating margin at 12.5% for the third quarter of 2016.
Liquidity
Total liquidity for the Company was $383.8 million at September 30, 2016, an increase of $77.5 million from June 30, 2016.  Liquidity at September 30, 2016 included $74.2 million of unrestricted cash and cash equivalents and $309.6 million of availability on the Company's secured credit facility.

Portfolio Optimization Activities

The Company continues to actively explore opportunities to optimize its portfolio through dispositions of owned and leased communities in order to simplify and streamline its business, to increase the quality and durability of cash flow, and to reduce debt and lease leverage.

Dispositions of Owned Communities

The Company began the third quarter of 2016 with 60 communities classified as assets held for sale with a carrying value totaling $354.6 million, and $154.7 million of associated mortgage debt was included in the current portion of the Company's long-term debt.  During the third quarter of 2016, the Company sold 32 of these communities (1,771 units) for an aggregate selling price of $177.5 million.  The proceeds were primarily used to pay off the associated mortgage debt and to pay down the Company's secured credit facility.

As of September 30, 2016, the remaining 28 communities (2,248 units) were classified as held for sale with a carrying value of $173.5 million, and $106.9 million of associated mortgage debt was included in the current portion of long-term debt.  The closings of the sales of the 28 remaining communities held for sale are subject to receipt of regulatory approvals and satisfaction of other customary closing conditions, and are expected to occur in the next 12 months; however, there can be no assurance that the transactions will close or, if they do, when the actual closings will occur.

Dispositions and Restructurings of Leased Communities

By separate press release issued today, the Company announced that it has entered into a definitive agreement with affiliates of Blackstone Real Estate Partners VIII L.P. (collectively "Blackstone") to acquire a 15% ownership interest in a joint venture that intends to acquire a portfolio of 64 communities currently leased to the Company by HCP, Inc. ("HCP").  Upon completion of the acquisition of the assets, the Company will manage the communities on behalf of the joint venture.  Additionally, the Company announced that it has entered into a definitive agreement with HCP for a multi-part transaction involving, among other things, the termination of leases for 29 communities, the contribution of four communities currently leased to the Company by HCP into an existing RIDEA joint venture with HCP, and the financing of certain communities owned by the entry fee CCRC venture between HCP and the Company.  Please see the separate press release issued today by the Company announcing such transactions and the presentation placed on the Company's website, www.brookdale.com, for more details.

Share Repurchase
The Company's Board of Directors has approved a share repurchase program that authorizes the Company to purchase up to $100.0 million in the aggregate of the Company's common stock, which replaces the prior repurchase authorization approved by the Board in 2011.

The share repurchase program is intended to be implemented through purchases made from time to time using a variety of methods, which may include open market purchases, privately negotiated transactions or block trades, or by any combination of such methods, in accordance with applicable insider trading and other securities laws and regulations.

The size, scope and timing of any purchases will be based on business, market and other conditions and factors, including price, regulatory and contractual requirements, and capital availability. Repurchases of common stock may also be made under a Rule 10b5-1 plan, which would permit common stock to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws or during periods when it would normally not be active in the market due to its internal trading blackout period. The repurchase program does not obligate the Company to acquire any particular amount of common stock and the program may be suspended, modified or discontinued at any time at the Company's discretion without prior notice. Shares of stock repurchased under the program will be held as treasury shares.

Executive Chairman

The Company also announced that its Non-Executive Chairman Daniel A. Decker has been appointed to serve as Brookdale's Executive Chairman. As Executive Chairman, Mr. Decker will serve as a member of the Company's executive team with a special focus on capital allocation, portfolio rationalization, strategic growth and shareholder engagement, and will provide counsel and advice to the Company's management team. Mr. Decker will work closely with T. Andrew Smith, the Company's President and Chief Executive Officer, and the other members of the Company's executive leadership team to assist in their efforts to create shareholder value. Mr. Decker has served as the Company's Non-Executive Chairman since joining the Company's Board of Directors in 2015.
"We have previously stated that 2016 was a turnaround year for Brookdale.  While we have made significant progress toward optimizing our portfolio, significantly improving cash flow, improving execution, and simplifying and streamlining our business, the dynamics in the competitive marketplace are impacting our ability to grow revenue as quickly as we expected. I look forward to working closely with Andy and the rest of the management team during this critical transition period to grow revenue and improve our business," said Mr. Decker. "The other members of our Board and I are confident that we have the right executive team in place and that we are taking the actions necessary to improve the quality, sustainability and durability of our cash flow. I want to assure shareholders that our Board is active and engaged, and we are laser focused on increasing the amount of our cash flow and building value for our shareholders."
"On behalf of the Company's management team, we look forward to the opportunity to work with Dan in this new capacity and to draw on his valuable insight and experience in the senior living industry as we build on the improvements we have made in our cash flow," said Mr. Smith.

2016 Outlook
The Company is revising its 2016 full-year guidance for senior housing and ancillary services revenue, Adjusted EBITDA (excluding integration, transaction, transaction-related and strategic project costs) and Adjusted CFFO to reflect the Company's expectations based on year-to-date performance and changes in the competitive environment.  In addition, the Company is recasting its Adjusted CFFO guidance range to reflect the Company's Adjusted CFFO separate from, and exclusive of, the Company's proportionate share of CFFO of unconsolidated ventures.  The following table reflects the Company's revised guidance compared to the Company's guidance provided on August 8, 2016.

	Guidance as of August 8, 2016	Revised Guidance as of November 1, 2016

Senior housing and ancillary services revenue	$4.2 to $4.3 billion	$4.15 to $4.20 billion

Adjusted EBITDA, excluding integration, transaction, transaction-related and strategic project costs	$870 to $890 million	$818 to $828 million

Adjusted CFFO (as previously defined)	$455 to $475 million	N/A

Adjusted CFFO (as newly defined)	N/A	$365 to $375 million

The Company's proportionate share of CFFO of unconsolidated ventures	N/A	$55 to $60 million

The Company is revising its full year capital expenditures expectations (excluding recurring capital expenditures that are included in CFFO) to be in a range of $200 million to $210 million.   The foregoing guidance excludes the potential impact of any acquisition or disposition activity other than the planned or completed disposition of communities classified as held for sale as of September 30, 2016. The transactions with HCP and Blackstone  separately announced today are not expected to have an impact on the 2016 guidance.

Reconciliations of the foregoing guidance to the most comparable GAAP financial measures are not available without unreasonable effort due to the inherent difficulty in forecasting the timing or amounts of items required to reconcile Adjusted EBITDA, CFFO, Adjusted CFFO and the Company's proportionate share of CFFO of unconsolidated ventures from the Company's net income (loss), the Company's net cash provided by (used in) operating activities and the unconsolidated ventures' net cash provided by (used in) operating activities, as applicable.  Variability in the timing or amounts of items required to reconcile each measure may have a significant impact on the Company's future GAAP results.

Supplemental Information

The Company will post on the Investor Relations section of the Company's website at www.brookdale.com supplemental information relating to the Company's third quarter 2016 results.  This information will also be furnished in a Form 8-K to be filed with the SEC.
Earnings Conference Call
Brookdale's management will conduct a conference call to review the financial results of its third quarter ended September 30, 2016 on Tuesday, November 1, 2016 at 10:00 AM ET.  The conference call can be accessed by dialing (866) 900-2996 (from within the U.S.) or (706) 643-2685 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the "Brookdale Senior Living Third Quarter Earnings Call."
A webcast of the conference call will be available to the public on a listen-only basis at www.brookdale.com.  Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.  A replay of the webcast will be available through the website for three months following the call.
For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on November 14, 2016 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside of the U.S.) and referencing access code "98658246".  A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdale.com).
About Brookdale Senior Living
Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States.  The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Brookdale operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with approximately 1,077 communities in 47 states and the ability to serve approximately 105,000 residents as of September 30, 2016.  Through its ancillary services program, the Company also offers a range of outpatient therapy, home health, personalized living and hospice services.  Brookdale's stock is traded on the New York Stock Exchange under the ticker symbol BKD.
Safe Harbor
Certain statements in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our strategy, our operational, sales, marketing and branding initiatives and our portfolio optimization initiative and our expectations regarding their effect on our results; and our expectations regarding the economy, the senior living industry, occupancy, pricing, revenue, cash flow, operating income, expenses, capital expenditures, Program Max opportunities, the integration of Emeritus, cost savings and synergies, liquidity and leverage, senior housing supply and competition, the demand for senior housing, expansion, development and construction activity, acquisition, disposition, financing and venture plans or opportunities (including assets currently held for sale and the transactions with HCP and Blackstone), the expansion of our ancillary services offerings, innovation and revenue growth opportunities, our share repurchase program, taxes, capital deployment, returns on invested capital, and Adjusted EBITDA, the Company's CFFO, Adjusted CFFO, CFFO less Non-Development CapEx and the Company's proportionate share of CFFO of unconsolidated ventures (as such terms are defined herein).  Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "project," "predict," "continue," "plan," "target," or other similar words or expressions.  Although we believe that expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the risk associated with the current global economic situation and its impact upon capital markets and liquidity; changes in governmental reimbursement programs; our inability to extend (or refinance) debt (including our credit and letter of credit facilities and our outstanding convertible notes) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; our determination from time to time to purchase any shares under the repurchase program; our ability to fund any repurchases; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; the risk that we may not be able to expand, redevelop and reposition our communities in accordance with our plans; our ability to complete acquisition, disposition, financing and venture transactions (including assets currently held for sale and the HCP and  Blackstone transactions) on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of the closing; our ability to successfully integrate acquisitions, including our acquisition of Emeritus; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; early terminations or non-renewal of management agreements; increased competition for skilled personnel; increased union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; and the inability to obtain, or delays in obtaining, cost savings and synergies from the Emeritus acquisition; as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings.  Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or the associated earnings conference call.  We expressly disclaim any obligation to release publicly any updates or revisions to any of these forward-looking statements to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenue
Resident fees	$1,042,831	$1,040,082	$3,158,547	$3,136,292
Management fees	15,532	14,694	50,498	44,630
Reimbursed costs incurred on behalf of managed communities	187,763	184,065	559,067	543,984
Total revenue	1,246,126	1,238,841	3,768,112	3,724,906

Expense
Facility operating expense (excluding depreciation and amortization of $118,756, $148,120, $351,667 and $571,059, respectively)	704,221	699,720	2,113,226	2,091,600
General and administrative expense (including non-cash stock-based compensation expense of $8,455, $10,147, $27,218 and $25,871, respectively)	63,425	99,534	246,741	278,609
Transaction costs	659	-	1,950	7,163
Facility lease expense	92,519	91,144	281,890	276,953
Depreciation and amortization	130,783	160,715	391,314	606,787
Asset impairment	19,111	-	26,638	-
Loss on facility lease termination	-	-	-	76,143
Costs incurred on behalf of managed communities	187,763	184,065	559,067	543,984
Total operating expense	1,198,481	1,235,178	3,620,826	3,881,239
Income (loss) from operations	47,645	3,663	147,286	(156,333)

Interest income	809	399	2,239	1,208
Interest expense:
Debt	(43,701)	(43,972)	(131,422)	(130,004)
Capital and financing lease obligations	(50,401)	(53,217)	(151,561)	(159,463)
Amortization of deferred financing costs and debt premium (discount)	(2,380)	(616)	(6,978)	(835)
Change in fair value of derivatives	-	(164)	(28)	(790)
Debt modification and extinguishment costs	(1,944)	(6,736)	(3,240)	(6,780)
Equity in (loss) earnings of unconsolidated ventures	(878)	(1,578)	478	(766)
Other non-operating income	3,281	3,089	13,137	8,234
Income (loss) before income taxes	(47,569)	(99,132)	(130,089)	(445,529)
(Provision) benefit for income taxes	(4,159)	30,796	(5,947)	161,677
Net income (loss)	(51,728)	(68,336)	(136,036)	(283,852)
Net (income) loss attributable to noncontrolling interest	43	116	126	634
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$(51,685)	$(68,220)	$(135,910)	$(283,218)

Basic and diluted net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders	$(0.28)	$(0.37)	$(0.73)	$(1.54)

Weighted average shares used in computing basic and diluted net income (loss) per share	185,946	184,570	185,641	184,175

Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2016	December 31, 2015

Cash and cash equivalents	$74,184	$88,029
Cash and escrow deposits - restricted	38,225	32,570
Accounts receivable, net	135,455	144,053
Assets held for sale	173,481	110,620
Other current assets	132,549	122,671
Total current assets	553,894	497,943
Property, plant and equipment and leasehold intangibles, net	7,621,903	8,031,376
Other assets, net	1,456,486	1,519,245
Total assets	$9,632,283	$10,048,564

Current liabilities	$800,166	$840,148
Long-term debt, less current portion	3,542,677	3,769,371
Capital and financing lease obligations, less current portion	2,422,841	2,427,438
Other liabilities	516,203	552,880
Total liabilities	7,281,887	7,589,837
Total Brookdale Senior Living Inc. stockholders' equity	2,350,683	2,458,888
Noncontrolling interest	(287)	(161)
Total equity	2,350,396	2,458,727
Total liabilities and equity	$9,632,283	$10,048,564

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended September 30,
	2016	2015
Cash Flows from Operating Activities
Net income (loss)	$(136,036)	$(283,852)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on extinguishment of debt, net	375	44
Depreciation and amortization, net	398,292	607,622
Asset impairment	26,638	-
Equity in (loss) earnings of unconsolidated ventures	(478)	766
Distributions from unconsolidated ventures from cumulative share of net earnings	6,400	7,825
Amortization of deferred gain	(3,279)	(3,279)
Amortization of entrance fee revenue	(3,111)	(2,316)
Proceeds from deferred entrance fee revenue	11,327	8,887
Deferred income tax provision (benefit)	3,804	(164,014)
Change in deferred lease liability	2,553	6,451
Change in fair value of derivatives	28	790
Gain on sale of assets	(2,126)	(1,723)
Non-cash stock-based compensation	27,218	25,871
Non-cash interest expense on financing lease obligations	19,728	17,458
Amortization of (above) below market lease, net	(5,165)	(5,425)
Other	(6,360)	(2,272)
Changes in operating assets and liabilities:
Accounts receivable, net	8,183	(2,907)
Prepaid expenses and other assets, net	(7,338)	39,897
Accounts payable and accrued expenses	(73,892)	(23,192)
Tenant refundable fees and security deposits	(693)	(738)
Deferred revenue	11,213	(23,708)
Net cash provided by operating activities	277,281	202,185
Cash Flows from Investing Activities
(Increase) decrease in lease security deposits and lease acquisition deposits, net	(1,776)	12,541
(Increase) decrease in cash and escrow deposits — restricted	(1,810)	6,822
Additions to property, plant and equipment and leasehold intangibles, net	(263,950)	(301,778)
Acquisition of assets, net of related payables	(12,157)	(193,451)
Investment in unconsolidated ventures	(6,071)	(40,709)
Distributions received from unconsolidated ventures	4,836	7,038
Proceeds from sale of assets, net	219,471	8,072
Other	7,083	3,163
Net cash used in investing activities	(54,374)	(498,302)
Cash Flows from Financing Activities
Proceeds from debt	202,132	550,131
Repayment of debt and capital and financing lease obligations	(217,696)	(453,389)
Proceeds from line of credit	1,276,500	970,000
Repayment of line of credit	(1,486,500)	(760,000)
Payment of financing costs, net of related payables	(1,414)	(32,251)
Refundable entrance fees:
Proceeds from refundable entrance fees	1,986	1,510
Refunds of entrance fees	(2,893)	(3,251)
Cash portion of loss on extinguishment of debt	-	(44)
Payment on lease termination	(9,250)	(12,375)
Other	383	2,094
Net cash (used in) provided by financing activities	(236,752)	262,425
Net decrease in cash and cash equivalents	(13,845)	(33,692)
Cash and cash equivalents at beginning of period	88,029	104,083
Cash and cash equivalents at end of period	$74,184	$70,391

Reconciliation of Non-GAAP Financial Measures

This earnings release and the supplemental information referred to in the earnings release contain financial measures utilized by management to evaluate our operating performance and liquidity that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  Each of these measures, Adjusted EBITDA, CFFO, Adjusted CFFO and CFFO less Non-Development CapEx should not be considered in isolation from or as superior to or as a substitute for net income (loss), income (loss) from operations, net cash provided by (used in) operating activities, or other financial measures determined in accordance with GAAP.  We use these non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.  We strongly urge you to review the reconciliations of Adjusted EBITDA from the Company's net income (loss), the Company's CFFO, Adjusted CFFO and CFFO less Non-Development CapEx from the Company's net cash provided by (used in) operating activities, and the Company's proportionate share of CFFO of unconsolidated ventures from such ventures' net cash provided by (used in) operating activities along with our consolidated financial statements included herein.  We also strongly urge you not to rely on any single financial measure to evaluate our business.  We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA, CFFO, Adjusted CFFO and CFFO less Non-Development CapEx may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner.

Our definitions and calculations of Adjusted EBITDA and CFFO have changed from prior periods as follows.

•
We changed our definition and calculation of Adjusted EBITDA when we reported results for the second quarter of 2016.  Prior period amounts of Adjusted EBITDA presented herein have been recast to conform to the new definition.  The current definition of Adjusted EBITDA reflects the removal of the following adjustments to our net income (loss) that were used in the former definition: the addition of our proportionate share of CFFO of unconsolidated ventures and our entrance fee receipts, net of refunds, and the subtraction of our amortization of entrance fees.  See our earnings release issued on August 8, 2016, for more information regarding the changes made to the definition and calculation of Adjusted EBITDA.

•
In connection with our reporting results for the three months ended September 30, 2016, we have changed our definition and calculation of CFFO from prior periods.  Under this new definition of CFFO, we no longer will include our proportionate share of CFFO of unconsolidated ventures.  To conform to this new definition, prior period amounts of the Company's CFFO, Adjusted CFFO and CFFO less Non-Development CapEx included herein have been recast to reflect the Company's CFFO, Adjusted CFFO and CFFO less Non-Development CapEx separate from, and exclusive of, the Company's proportionate share of CFFO of unconsolidated ventures.  Previously, in connection with our reporting results for the second quarter of 2016, we began reporting CFFO as a measure of liquidity, and as such we changed the definition of CFFO to reflect the reconciliation of such measure from the Company's net cash provided by (used in) operating activities. This previous change had no effect on the amounts of CFFO presented herein for this period or prior periods.  We ceased presenting CFFO per share or Adjusted CFFO per share in connection with our reporting results for the second quarter of 2016.
Adjusted EBITDA

We define Adjusted EBITDA as follows:

Net income (loss) before:
•	provision (benefit) for income taxes;
•	non-operating (income) expense items;
•	depreciation and amortization (including non-cash impairment charges);
•	(gain) loss on sale or acquisition of communities (including gain (loss) on facility lease termination);
•	straight-line lease expense (income), net of amortization of (above) below market rents;
•	amortization of deferred gain;
•	non-cash stock-based compensation expense; and
•	change in future service obligation.

We use Adjusted EBITDA to assess our overall operating performance. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current operating goals as well as achieve optimal operating performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA provides us with a measure of operating performance, independent of items that are beyond the control of management in the short-term, such as the change in the liability for the obligation to provide future services under existing lifecare contracts, depreciation and amortization (including non-cash impairment charges), straight-line lease expense (income), taxation and interest expense associated with our capital structure. This metric measures our operating performance based on operational factors that management can impact in the short-term, namely revenues and the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the board of directors to review the operating performance of the business on a regular basis. We believe that Adjusted EBITDA is also used by research analysts and investors to evaluate the performance of and value companies in our industry.

Adjusted EBITDA has limitations as an analytical tool. Material limitations in making the adjustments to our net income (loss) to calculate Adjusted EBITDA, and using this non-GAAP financial measure as compared to GAAP net income (loss), include:

•
the cash portion of interest expense, income tax (benefit) provision and non-recurring charges related to gain (loss) on sale of communities (or facility lease termination) and extinguishment of debt activities generally represent charges (gains), which may significantly affect our operating results; and

•
depreciation and amortization and asset impairment represent the wear and tear and/or reduction in value of our communities and other assets, which affects the services we provide to residents and may be indicative of future needs for capital expenditures.

We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because it is helpful in identifying trends in our day-to-day performance since the items excluded have little or no significance to our day-to-day operations and it provides an assessment of our revenue and expense management.

The table below reconciles Adjusted EBITDA from net income (loss) for the three and nine months ended September 30, 2016 and September 30, 2015 (in thousands):

	Three Months Ended September 30, (1)		Nine Months Ended September 30, (1)
	2016	2015	2016	2015
Net income (loss)	$(51,728)	$(68,336)	$(136,036)	$(283,852)
Provision (benefit) for income taxes	4,159	(30,796)	5,947	(161,677)
Equity in loss (earnings) of unconsolidated ventures	878	1,578	(478)	766
Debt modification and extinguishment costs	1,944	6,736	3,240	6,780
Other non-operating income	(3,281)	(3,089)	(13,137)	(8,234)
Interest expense	96,482	97,969	289,989	291,092
Interest income	(809)	(399)	(2,239)	(1,208)
Income (loss) from operations	47,645	3,663	147,286	(156,333)
Depreciation and amortization	130,783	160,715	391,314	606,787
Asset impairment	19,111	-	26,638	-
Loss on facility lease termination	-	-	-	76,143
Straight-line lease expense (income)	(859)	1,731	2,553	6,451
Amortization of (above) below market lease, net	(1,699)	(1,626)	(5,165)	(5,425)
Amortization of deferred gain	(1,093)	(1,093)	(3,279)	(3,279)
Non-cash stock-based compensation expense	8,455	10,147	27,218	25,871
Adjusted EBITDA	$202,343	$173,537	$586,565	$550,215

(1)  For the three and nine months ended September 30, 2016, the calculation of Adjusted EBITDA includes integration, transaction, transaction-related and strategic project costs of $7.1 million and $44.2 million, respectively. For the three and nine months ended September 30, 2015, the calculation of Adjusted EBITDA includes integration, transaction, transaction-related and strategic project costs of $35.8 million and $92.1 million, respectively. Integration costs include transition costs associated with the Emeritus merger and organizational restructuring (such as severance and retention payments and recruiting expenses), third party consulting expenses directly related to the integration of Emeritus (in areas such as cost savings and synergy realization, branding and technology and systems work), and internal costs such as training, travel and labor, reflecting time spent by Company personnel on integration activities and projects. Transaction and transaction-related costs include third party costs directly related to the acquisition of Emeritus, other acquisition and disposition activity, community financing and leasing activity and corporate capital structure assessment activities (including shareholder relations advisory matters), and are primarily comprised of legal, finance, consulting, professional fees and other third party costs. Strategic project costs include costs associated with certain strategic projects related to refining the Company's strategy, building out enterprise-wide capabilities for the post-merger platform (including the EMR roll-out project) and reducing costs and achieving synergies by capitalizing on scale.

CFFO and Adjusted CFFO

We define Cash From Facility Operations (CFFO) as follows:

Net cash provided by (used in) operating activities before
•	changes in operating assets and liabilities;
•	gain (loss) on facility lease termination;
•	distributions from unconsolidated ventures from cumulative share of net earnings;

and adjusted for:

•	recurring capital expenditures, net;
•	lease financing debt amortization with fair market value or no purchase options;
•	proceeds from refundable entrance fees;
•	refunds of entrance fees; and
•	other.

Recurring capital expenditures include routine expenditures capitalized in accordance with GAAP that are funded from current operations. Amounts excluded from recurring capital expenditures consist primarily of capital expenditures related to community expansions, renovations and major projects (including major community redevelopment and repositioning projects), the development of new communities and corporate capital expenditures (including systems projects and integration capital expenditures) that are funded using lease or financing proceeds, available cash and/or proceeds from the sale of communities.

Adjusted CFFO represents the Company's CFFO, excluding integration, transaction, transaction-related and strategic project costs.  Integration costs include transition costs associated with the Emeritus merger and organizational restructuring (such as severance and retention payments and recruiting expenses), third party consulting expenses directly related to the integration of Emeritus (in areas such as cost savings and synergy realization, branding and technology and systems work), and internal costs such as training, travel and labor, reflecting time spent by Company personnel on integration activities and projects. Transaction and transaction-related costs include third party costs directly related to the acquisition of Emeritus, other acquisition and disposition activity, community financing and leasing activity and corporate capital structure assessment activities (including shareholder relations advisory matters), and are primarily comprised of legal, finance, consulting, professional fees and other third party costs. Strategic project costs include costs associated with certain strategic projects related to refining the Company's strategy, building out enterprise-wide capabilities for the post-merger platform (including the EMR roll-out project) and reducing costs and achieving synergies by capitalizing on scale.

CFFO less Non-Development CapEx represents the Company's CFFO less corporate capital expenditures and capital expenditures related to maintenance, renovations and upgrades to our communities that are not Development CapEx. Development CapEx means capital expenditures related to community expansions and major community redevelopment and repositioning projects, including our Program Max initiative, and the development of new communities. Non-Development CapEx and Development CapEx are presented net of third-party reimbursements received or anticipated to be received.

Our proportionate share of CFFO of unconsolidated ventures is calculated based on our equity ownership percentage and in a manner consistent with the definition of CFFO for our consolidated entities.  Our investments in our unconsolidated ventures are accounted for under the equity method of accounting and, therefore, our proportionate share of CFFO of unconsolidated ventures does not represent cash available to our consolidated business except to the extent it is distributed to us.

We use CFFO, Adjusted CFFO and CFFO less Non-Development CapEx to assess our overall liquidity. These measures provide an assessment of controllable expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial and liquidity goals as well as to achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed.

These metrics measure our liquidity based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. CFFO, Adjusted CFFO and CFFO less Non-Development CapEx are some of the metrics used by our senior management and board of directors (i) to review our ability to service our outstanding indebtedness, including our credit facilities, (ii) to review our ability to pay dividends to stockholders or engage in share repurchases, (iii) to review our ability to make capital expenditures, (iv) for other corporate planning purposes and/or (v) in making compensation determinations for certain of our associates (including our named executive officers).

Each of CFFO, Adjusted CFFO and CFFO less Non-Development CapEx has limitations as an analytical tool. Material limitations in making the adjustments to our net cash provided by (used in) operating activities to calculate such measures, and using these non-GAAP financial measures as compared to GAAP net cash provided by (used in) operating activities, include:

•
CFFO, Adjusted CFFO and CFFO less Non-Development CapEx do not represent cash available for dividends or discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures not reflected in these measures;

•
the cash portion of non-recurring charges related to gain (loss) on lease termination and extinguishment of debt activities generally represent charges (gains), which may significantly affect our financial results; and

•
our proportionate share of CFFO of unconsolidated ventures does not represent cash available directly for use by our consolidated business except to the extent actually distributed to us, and we do not have control, or we share control in determining, the timing and amount of distributions from our unconsolidated ventures and, therefore, we may never receive such cash.

We believe each of CFFO, Adjusted CFFO and CFFO less Non-Development CapEx is useful to investors because it assists their ability to meaningfully evaluate (1) our ability to service our outstanding indebtedness, including our credit facilities and capital and financing leases, (2) our ability to pay dividends to stockholders or engage in share repurchases, (3) our ability to make capital expenditures, and (4) the underlying value of our assets, including our interests in real estate.

We believe presentation of our proportionate share of CFFO of unconsolidated ventures is useful to investors since such measure reflects the cash generated by the operating activities of the unconsolidated ventures for the reporting period and, to the extent such cash is not distributed to us, it generally represents cash used or to be used by the ventures for capital expenditures, the repayment of debt, investing in expansions or acquisitions, reserve requirements or other corporate uses by such ventures, and such uses reduce our potential need to make capital contributions to the ventures of our proportionate share of cash needed for such items.

The table below reconciles the Company's CFFO, Adjusted CFFO and CFFO less Non-Development CapEx from net cash provided by (used in) operating activities for the three and nine months ended September 30, 2016 and September 30, 2015 (in thousands):

	Three Months Ended September 30, (1)		Nine Months Ended September 30, (1)
	2016	2015	2016	2015

Net cash provided by operating activities	$99,442	$91,361	$277,281	$202,185
Net cash provided by (used in) investing activities	102,362	(121,805)	(54,374)	(498,302)
Net cash (used in) provided by financing activities	(166,673)	22,339	(236,752)	262,425
Net increase (decrease) in cash and cash equivalents	$35,131	$(8,105)	$(13,845)	$(33,692)

Net cash provided by operating activities	$99,442	$91,361	$277,281	$202,185
Changes in operating assets and liabilities	23,967	(6,324)	62,527	10,648
Refundable entrance fee received	840	924	1,986	1,510
Entrance fee refunds disbursed	(1,148)	(1,434)	(2,893)	(3,251)
Recurring capital expenditures, net	(16,890)	(14,531)	(43,839)	(46,959)
Lease financing debt amortization with fair market value or no purchase options	(14,599)	(12,852)	(42,525)	(38,047)
Loss on facility lease termination	-	-	-	76,143
Distributions from unconsolidated ventures from cumulative share of net earnings	(6,400)	(6,375)	(6,400)	(7,825)
CFFO	$85,212	$50,769	$246,137	$194,404

Integration, transaction, transaction-related and strategic project costs	8,775	42,499	47,027	98,826
Adjusted CFFO	$93,987	$93,268	$293,164	$293,230

CFFO	$85,212	$50,769	$246,137	$194,404
Plus: Recurring capital expenditures, net	16,890	14,531	43,839	46,959
Less: Non-Development CapEx	(55,611)	(78,829)	(171,404)	(215,651)
CFFO less Non-Development CapEx	$46,491	$(13,529)	$118,572	$25,712

(1)
For the three and nine months ended September 30, 2016, the calculation of CFFO includes integration, transaction, transaction-related and strategic project costs of $8.8 million and $47.0 million (including $1.7 million and $2.9 million of debt modification costs excluded from Adjusted EBITDA for the three and nine months ended September 30, 2016, respectively). For the three and nine months ended September 30, 2015, the calculation of CFFO includes integration, transaction, transaction-related and strategic project costs of $42.5 million and $98.8 million, respectively (including $6.7 million of debt modification costs excluded from Adjusted EBITDA in both periods). Integration costs include transition costs associated with the Emeritus merger and organizational restructuring (such as severance and retention payments and recruiting expenses), third party consulting expenses directly related to the integration of Emeritus (in areas such as cost savings and synergy realization, branding and technology and systems work), and internal costs such as training, travel and labor, reflecting time spent by Company personnel on integration activities and projects. Transaction and transaction-related costs include third party costs directly related to the acquisition of Emeritus, other acquisition and disposition activity, community financing and leasing activity and corporate capital structure assessment activities (including shareholder relations advisory matters), and are primarily comprised of legal, finance, consulting, professional fees and other third party costs. Strategic project costs include costs associated with certain strategic projects related to refining the Company's strategy, building out enterprise-wide capabilities for the post-merger platform (including the EMR roll-out project) and reducing costs and achieving synergies by capitalizing on scale.

The table below reconciles our proportionate share of CFFO of unconsolidated ventures from net cash provided by (used in) operating activities of such unconsolidated ventures for the three and nine months ended September 30, 2016 and September 30, 2015 (in thousands).  For purposes of this presentation, amounts for each line item represent the aggregate amounts of such line items for all of our unconsolidated ventures.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net cash provided by operating activities	$47,095	$57,202	$157,530	$112,427
Net cash used in investing activities	(40,885)	(36,471)	(124,491)	(1,042,857)
Net cash (used in) provided by financing activities	(12,073)	(25,021)	(32,708)	931,856
Net (decrease) increase in cash and cash equivalents	$(5,863)	$(4,290)	$331	$1,426

Net cash provided by operating activities	$47,095	$57,202	$157,530	$112,427
Changes in operating assets and liabilities	(3,600)	(11,936)	(11,125)	9,640
Refundable entrance fee received	11,972	7,609	33,878	24,099
Entrance fee refunds disbursed	(11,940)	(10,875)	(36,622)	(33,098)
Recurring capital expenditures, net	(5,256)	(5,437)	(14,761)	(13,590)
CFFO of unconsolidated ventures	$38,271	$36,563	$128,900	$99,478

Brookdale's Weighted Average Ownership percentage	36.2%	35.8%	35.0%	38.7%

Brookdale's proportionate share of CFFO of unconsolidated ventures	$13,837	$13,093	$45,130	$38,483

Contact:
Brookdale Senior Living Inc.
Investors: Ross Roadman	(615) 564-8104
rroadman@brookdale.com